EXHIBIT C

STOCKHOLDERS AGREEMENT

OF

MORAL COMPASS CORPORATION

EFFECTIVE AS OF AUGUST 1, 2012

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TABLE OF CONTENTS

Page

6.11 Notices	13
6.12 Severability	13
6.13 Construction	14
6.14 Counterparts	14
6.15 Entire Agreement	14
6.16 Directors and Officers Insurance	14
6.17 Amendment	14
6.18 Dispute Resolution	14

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STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”), effective as of August 1, 2012, is entered into by and among Moral Compass Corporation, a Delaware corporation (the “Company”), and each of the Qualifying Trusts (as defined herein) listed on the signature pages hereof (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A. The Company was founded and established on December 18, 2009, by Dr. John G. Sperling (the “Founder”), as sole stockholder, in order to create, organize, start-up, acquire, hold, manage, invest in and/or sell socially responsible and impactful businesses, including those which broadly promote and advance issues, advocacy and improvements in the areas of science, health, education, the environment and social justice (collectively, the “Purpose”).

B. The Founder’s express wishes are to allow the Company to pursue the Purpose and operate for an indefinite period of time. Toward that end, concurrently herewith, the Founder has amended the Company’s Certificate of Incorporation and Bylaws in order to facilitate this objective. The Founder considers this Agreement to be an integral part of the long-term plan for the Company.

C. Immediately prior to execution of this Agreement, the Founder sold an equal number of the outstanding shares of capital stock of the Company (the “Shares”) to each of the three (3) Stockholders. The Stockholders wish to enter into this Agreement in order to expressly prohibit (i) except as expressly permitted in Section 1.3 and Section 3.3.2, any transfer of Shares, (ii) except as expressly permitted by Article II, any dividends or distributions to Stockholders, and (iii) except upon approval pursuant to Section 3.3.1, any issuance of securities of any type and/or any admission of a new Stockholder of the Company.

D. The Company has elected to be taxed as a Subchapter S corporation under the Internal Revenue Code (“IRC”) and other applicable state tax laws.

E. By entering into this Agreement, the Stockholders wish to (i) provide for the continuity of the management and ownership of the Company in a manner that will facilitate the vision of the Founder and the pursuit of the Purpose, and (ii) adopt protective provisions designed to maintain the Company’s status as a Subchapter S corporation.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

TRANSFER RESTRICTIONS

1.1 Restrictions on Transfer.

1.1.1 General Prohibition. A Stockholder may not (i) sell, transfer, donate, pledge, hypothecate or otherwise dispose of any or all of its Shares, (ii) make or receive an offer or enter into any binding agreement to do any of the foregoing, or (iii) take any action with respect to its Shares or the ownership of its Shares that might result in a termination of the Company’s status as a Subchapter S corporation under the IRC (collectively, a “Transfer”) in whole or in part, intentionally or inadvertently, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise (including, without limitation, a transfer incident to a divorce), except as provided in this Agreement. All Transfers expressly permitted by that Agreement must also meet the requirements of Section 1.3.2 (“Conditions to Permitted Transfer”).

1.1.2 Prohibited Transfers Void. Any attempted Transfer without full compliance with the terms of this Agreement shall be void ab initio and of no force or effect and shall not be honored or recognized by the Company. Any purported transferee of Shares under any such purported sale or transfer will acquire no title or ownership thereby. The Company will transfer shares of Stock on its books only in accordance with the terms and conditions of this Agreement.

1.2 Qualifying Trusts.

1.2.1 Restriction on Ownership of Stock. Each Stockholder is a Qualifying Trust (as defined herein). Ownership of any shares issued by the Company is restricted to Qualifying Trusts. The parties intend and agree that ownership of the Shares shall remain in the three (3) Stockholders for an indefinite period of time.

1.2.2 Requirements of Qualifying Trusts. A “Qualifying Trust” is defined as a qualified subchapter S trust under applicable Federal tax laws which: (i) is formed under Arizona law, (ii) is a grantor trust as to the Founder during the period the Stockholder owns Shares prior to the death of the Founder, (iii) has the purpose of holding and retaining the Shares indefinitely, subject to the rule against perpetuities, (iv) has one or more initial trustees approved by the Stockholders (“Approved Trustee”), (v) permits income distributions to one or more individual beneficiaries prior to the termination of the Trust, (vi) permits the Approved Trustees of each trust to appoint successor Approved Trustees, (vii) permits the Approved Trustee to terminate the trust and distribute the assets as set forth therein, and (viii) upon final termination requires distribution of the trust estate to The John Sperling Foundation.

1.2.3 Succession. The parties intend and agree that the primary and preferred means of transferring stewardship over the Company over time shall be the appointment of successor Approved Trustees for each Qualifying Trust. A Transfer of Shares by a Stockholder shall be permitted only if it is within the definition of Permitted Transfer, subject to Section 1.3.2.

1.3 Permitted Transfers.

1.3.1 Definition. “Permitted Transfer” is limited to one of the following Transfers: (i) a Transfer by a Stockholder to one or both of the existing Stockholders, (ii) a Transfer by a Stockholder to a new holder which is a Qualifying Trust, and (iii) a repurchase of Shares by the Company pursuant to Section 1.5, subject, in each case, to strict compliance with the conditions specified in Section 1.3.2.

1.3.2 Conditions to Permitted Transfer. No Transfer of any kind shall be permitted without the approval of the Company’s Board of Directors (the “Board”) and the approval of the two (2) non-Transferring Stockholders. In addition, no Transfer shall be a Permitted Transfer if it would cause a breach of or default under the Certificate of Incorporation, Bylaws, this Agreement or any loan agreement or other material contract to which the Company is a party or by which the Company is bound. In addition to the requirements set forth above, no Permitted Transfer of a Stockholder’s Shares shall be completed and no transferee of Shares in a Permitted Transfer (a “Transferee”) shall become a Stockholder unless and until (a) the transferring Stockholder (the “Transferor”) and the proposed Transferee comply with the requirements, if any, of the securities laws of the United States and state laws applicable to the proposed Transfer, (b) it has been determined to the Company’s satisfaction that the proposed Transferee is a permitted shareholder of a qualified subchapter S trust under applicable Federal tax laws, (c) the Board has determined, in its sole discretion, that the Transfer does not terminate the Subchapter S status of the Company and is not otherwise prohibited by this Agreement, (d) if requested by the Board, the transferring Stockholder provides the Company with a legal opinion (at the Company’s cost), in a form and from counsel acceptable to the Board, that the foregoing requirements have been satisfied, and (e) in the case of a Transfer where the Transferee is to become a Stockholder, the Transferee executes an instrument, in form satisfactory to the Board, in which the Transferee adopts and agrees to be bound by all the terms and provisions of this Agreement, as amended from time to time (including amendments adopted to accommodate the Transfer or any prior Transfers). Until all of the conditions set forth in Section 1.3 have been satisfied, the Company and the Board may continue to treat the Transferor of any such Shares as its absolute owner and shall incur no liability for any dividend or other distribution made in good faith to the Transferor.

1.4 Subchapter S Status. Each Stockholder covenants that it will not make or attempt to make any Transfer or take any other action, in whole or in part, intentionally or inadvertently, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, which results or might result under any interpretation, based on the determination of the Company and its counsel, in their absolute discretion, in the termination of the Company’s status as a Subchapter S corporation under the IRC. In the event the Subchapter S status of the Company is inadvertently terminated, the Company shall seek a waiver (“Waiver”) of such termination with the Internal Revenue Service (“IRS”) on the grounds of inadvertency and if the Waiver is denied, the Company shall request permission (the “Refiling Request”) to refile a Subchapter S election earlier than the five-year period mandated by IRC Section 1362(g). Each Stockholder, by the execution of this Agreement, grants the Tax Matters Stockholder (as defined in Section 6.1) the right to seek the Waiver and to make the Refiling Request and further grants to the Tax Matters Stockholder a power of attorney, coupled with an interest, to execute and deliver all documents, elections, consents or other items necessary or appropriate to obtain the Waiver or to make the Refiling Request. All costs incurred in the application for or procurement of the Waiver or the Refiling Request shall be the responsibility of the Company.

1.5 Option to Purchase. Upon the occurrence of any Triggering Event, as such term is defined in Subsection 1.5.1 (Triggering Events), an option to purchase (the “Purchase Option”) shall become exercisable with respect to the Shares owned by the Stockholder responsible for the occurrence of the Triggering Event (the “Affected Stockholder”). The Purchase Option shall be exercisable first by the Company and if the Purchase Option is not exercised in full by the Company, then the Purchase Option shall be exercisable by the Stockholders not responsible for the occurrence of the Triggering Event, in each case in accordance with the provisions of Section 1.6 (Manner of Exercise of Options). Such Stockholders shall be referred to herein as the “Unaffected Stockholder(s)”.

1.5.1 Triggering Events. Each of the following events shall be a “Triggering Event”:

(a) the entry of an order for relief under the bankruptcy laws by or against a Stockholder or a beneficiary of a Stockholder (“Beneficiary”);

(b) the assignment by a Stockholder or a Beneficiary of assets for the benefit of creditors, or the institution of any proceedings by or against a Stockholder or a Beneficiary under any insolvency law or any law for the relief of any debtor; provided, however, that if such proceeding is instituted against a Stockholder or a Beneficiary it shall be deemed not to have occurred if such proceeding is dissolved or stayed within ninety (90) days;

(c) the appointment of a guardian, receiver, keeper, liquidator or conservator for a Stockholder or a Beneficiary or its affairs; provided, however, that a Triggering Event on account of such appointment shall be deemed to occur only ninety (90) days after such appointment, and if within the ninety (90) day period such appointment is dissolved, then no Triggering Event shall be deemed to have thereby occurred;

(d) the making by any Stockholder of an offer to Transfer, or the receipt of an offer to Transfer that the Stockholder intends to accept (other than, in each case, offers in connection with a Permitted Transfer);

(e) a Stockholder’s filing of a complaint or petition for voluntary dissolution of the Company;

(f) a Stockholder’s independent voluntary election or attempt to wind up and dissolve the Company; or

(g) any other event that would cause any Shares to be transferred, assigned or sold, either voluntarily or involuntarily, to any person.

1.5.2 Exercisability. The Purchase Option shall become exercisable immediately upon the occurrence of a Triggering Event described in subparagraphs (a), (d), (e), (f) or (g) above and shall become exercisable ninety (90) days after the occurrence of a Triggering Event described in subparagraphs (c) or (d) above, unless cured within such ninety (90) day period as provided in those subparagraphs.

1.6 Manner of Exercise of Option.

1.6.1 Notice. Upon learning of the occurrence of a Triggering Event, the Affected Stockholder shall give prompt written notice (the “Notice”) thereof to the Secretary of the Company. If the Triggering Event is the event described in Section 1.5.1(d), the Notice shall also include the following:

(a) the number of Shares intended to be Transferred and the name of the proposed transferee or other benefited party;

(b) the price or other consideration for the proposed Transfer; and

(c) the terms of the Transfer, including the terms for payment of all consideration to or by the Stockholder.

1.6.2 Additional Information. The Affected Stockholder shall supply to the Secretary of the Company all additional information with respect to the proposed or possible Transfer reasonably requested by the Company. Any delay in providing such additional information shall extend the option periods set forth in this Section 1.5.1 for a period of time equal to the time of such delay.

1.6.3 Scope of Option. The number of Shares subject to the Purchase Option shall be the total number of Shares owned by the Affected Stockholder.

1.6.4 Exercise of Purchase Option.

(a) The initial period for exercise of a Purchase Option shall be within six (6) months of the date the Purchase Option becomes exercisable under Section 1.5.2 (“Initial Exercise Period”). The Board will decide whether to exercise the Company’s Purchase Option, subject to a unanimous approval by the two (2) Unaffected Stockholders. Alternatively, the two (2) Unaffected Stockholders may elect to exercise the Purchase Option within three (3) months following the Initial Exercise Period (“Additional Exercise Period”) and acquire the Shares of the Affected Stockholder in equal percentages. If the Purchase Option is not exercised within the Initial Exercise Period or Additional Exercise Period, a new Initial Exercise Period and Additional Exercise Period shall arise commencing on each anniversary of the date the Purchase Option arose under Section 1.5.2.

(b) The Purchase Option shall be exercised by the Company by giving written notice to the Affected Stockholder, stating that the Company has elected to purchase the Shares of the Affected Stockholder at the Purchase Price (as defined in Section 1.7).

1.7 Purchase Price. The “Purchase Price” for the Shares subject to the Purchase Option shall be one hundred dollars ($100) in the aggregate.

1.8 Payment of the Purchase Price. The Purchase Price shall be payable to the Affected Stockholder in immediately available funds within ten (10) days following exercise of a Purchase Option.

1.9 Deemed Transfer of Shares. Regardless of whether the Purchase Price has been paid as of the date of exercise of a Purchase Option: (i) the Transfer of the Shares under this Agreement shall be deemed to have occurred as of the date of the exercise of such Purchase Option by the Company or the Unaffected Stockholders, as the case may be, and the rights of the selling Stockholder as a stockholder of the Company shall terminate as of the date of said exercise.

1.10 Tender of Transferred Shares. Any Stockholder who Transfers any of his Shares under the terms of this Agreement or otherwise will be required to surrender such Shares to the Company, duly endorsed or accompanied by a properly executed stock power.

ARTICLE II

DIVIDENDS AND DISTRIBUTIONS

2.1 General Prohibition Against Dividends and Distributions. The Stockholders agree that this Company will not be operated for the economic benefit of the Stockholders. Except as expressly required in Section 2.2 and Section 2.3 below, dividends, distributions and other payments to Stockholders are expressly prohibited.

2.2 Certain Distributions.

2.2.1 Repayment of Purchase Notes. Each Stockholder acquired its respective Shares pursuant to a transaction with the Founder that was partially financed by the Founder through purchase notes in equal amounts issued to the Founder by each Stockholder, as maker (“Purchase Notes”). The Board shall declare distributions to the Stockholders from time to time in order to facilitate repayment of the Purchase Notes in accordance with their terms. Without limiting the foregoing, if the Company receives net proceeds arising from the monetization of its interest in Arcadia Biosciences, Inc. at any time while the Purchase Notes are outstanding, the Board shall declare distributions to the Stockholders in order to facilitate prepayments under the Purchase Notes. Any such distributions shall not be in excess of the amounts necessary to pay in full all outstanding principal and accrued interest under the Notes.

2.2.2 Compensation Payments. As of the date hereof, Peter Sperling, Terri Bishop and Darby Shupp shall serve as Approved Trustees and as the only directors and officers of the Company. The Company may pay reasonable compensation to its directors and officers. Upon the first to occur of the death of the Founder or a liquidity event involving Arcadia Biosciences, Inc. resulting in net proceeds to the Company in excess of $25,000,000 (“Adjustment Date”), the Company shall make aggregate annual distributions to the Stockholders, on a pro rata basis, equal to one and one-half percent (1.5%) of the total fair market value of assets under management, subject to a minimum of $2,250,000 per year. Said minimum amount shall be subject to adjustment every three (3) years based on increases to the consumer price index for the San Francisco Bay Area, California (All Consumers). In the absence of available cash of the Company to make compensation payments in accordance with this Section 2.2.2, the unpaid amounts shall accrue, without interest, until cash is available to make such payments.

2.2.3 Certain Other Distributions. Upon approval by the Stockholders in accordance with Section 3.3.2(h) below, the Company shall make distributions to the Stockholders in amounts which are necessary and appropriate in order to allow the Approved Trustees to pay (a) insurance premiums for directors and officers and/or errors and omissions coverage related to the service by Approved Trustees on behalf of the half of the John Sperling Foundation, the Eleventh Complete and Restated John Sperling Voting Stock Trust, also known as the Apollo Class B Voting Stock Trust No. 1 and/or the Qualifying Trusts (but only to the extent there are no funds available to pay such premiums from said Foundation and/or said Trusts) and (b) amounts which the Qualifying Trusts are obligated to pay to the Approved Trustees and/or the beneficiaries pursuant to the terms of the Qualifying Trusts.

2.3 Tax Cover Distributions.

2.3.1 General. The parties hereto acknowledge that the Company has elected to be an S corporation for purposes of the IRC and for purposes of those state or local jurisdictions which recognize S corporations and under the laws of which the Company was eligible to elect to be an S corporation. The parties hereto further acknowledge that (i) as a consequence of the Company’s status as an S corporation, each Stockholder will be taxed currently on such Stockholder’s respective share of the Company’s income regardless of whether such income is distributed, and (ii) if a Stockholder terminates such Stockholder’s interest in the Company during a fiscal year, the Company, with the consent of all “affected Stockholders,” as that term is defined in the IRC and the Treasury regulations thereunder, may make an election (a “close the books election”) to treat the relevant year as consisting of two taxable years the first of which ends on the date of such termination.

2.3.2 Advances, Amounts and Distributions. For the purpose of providing a Stockholder with cash to assist such Stockholder to pay income taxes or estimated income taxes on such Stockholder’s pro rata share of the taxable income of the Company for a particular fiscal year or part thereof during which the Stockholder owned Shares, the Company will make a tax cover distribution to such Stockholder in an amount equal to such Stockholder’s pro rata share of the estimated taxable income of the Company for the applicable period multiplied by a tax factor equal to the maximum combined effective rate of income taxes for such year or period imposed on the ordinary income and/or long term capital gains applicable to a Stockholder, in each case taking into account the deductibility of state income taxes in determining federal income taxes, all as determined by the Board.

2.4 Special Call Option. If for any reason a Stockholder is deemed to be a non-resident alien as defined in the IRC, the Company will be deemed to have exercised a call right to purchase all of the Stock owned by such Stockholder (the “Called Stock”). Such exercise will be deemed to occur at the moment such Stockholder becomes a non-resident alien. Thereupon, all rights of such Stockholder as a Stockholder with respect to the Called Stock, whether for purposes of this Agreement or otherwise, will terminate. Thereafter, the holder of the Called Stock’s sole right with respect to the Called Stock will be to receive payment therefor from the Company. The purchase and sale of the Called Stock will be consummated in accordance with Section 1.6 through Section 1.8 of this Agreement, effective as of the date such Stockholder became a non-resident alien, as if a Purchase Option had arisen pursuant to Section 1.5.

2.5 Consent to Close the Books Election. If the Company, at its discretion, makes a close the books election, and a Stockholder is an affected Stockholder with respect to such election, such Stockholder hereby consents to the Company making such election and, at any time requested to do so by the Company in connection with a particular election, agrees to confirm such consent in writing in the manner requested by the Company.

ARTICLE III

CORPORATE GOVERNANCE AND STOCKHOLDER APPROVAL ITEMS

3.1 Board of Directors. Initially, the Company shall have three (3) directors. Peter Sperling, Terri Bishop and Darby Shupp shall be the initial directors. Upon and after the second (2nd) anniversary of the date of this Agreement, the Stockholders may, by Supermajority Approval, determine to increase the number of directors to six (6) or nine (9) directors. At all times, each Stockholder shall be entitled to appoint an equal number of directors (and any such additional directors need not be Approved Trustees).

3.2 Role of the Board. Subject to the reserved rights of the Stockholders in Section 3.3, the business and affairs of the Company shall be conducted by or under the direction of the Board of Directors. The Stockholders acknowledge and agree that social norms and values, as well as the nature of opportunities to promote and advance issues, advocacy and improvements in the areas of science, health, education, the environment and social justice, will change over time. Accordingly, in order for the Company to make decisions consistent with the Purpose, the Board of Directors shall have discretion to interpret what is and what is not a “socially responsible and impactful” investment at any particular time,

3.3 Matters Reserved for Approval by the Stockholders. The matters set forth in this Section 3.3 are subject to the approval of the Stockholders based on the standards set forth below.

3.3.1 Unanimous Approval Matters. The following matters are subject to the unanimous approval of the Stockholders:

(a) Any change or alteration of the Purpose of the Company;

(b) Any transaction, undertaking, act or omission that is not consistent with the Purpose of the Company or that is in contravention of the current Certificate of Incorporation, current Bylaws or this Agreement;

(c) Any amendment of the current Certificate of Incorporation;

(d) Any transfer of Shares by a Stockholder;

(e) Any issuance of securities of any type and/or any admission of a new Stockholder; or

(f) Any transaction in which a director, officer or Stockholder of the Company has a material financial interest or which otherwise would have an appearance of impropriety.

3.3.2 Supermajority Approval Matters. The following matters are subject to the approval two of the three Stockholders (without regard to the number of Shares by each Stockholder) (“Supermajority Approval”):

(a) Approval of the Annual Budget and Operating Plan (as defined herein);

(b) Any material amendment to an approved Annual Budget or Annual Operating Plan;

(c) Entering into or terminating any management, consulting or advisory services agreement between the Company and any third party;

(d) A determination that a Stockholder’s Shares are subject to repurchase for “Cause,” which shall be defined as any of the following occurrences with respect to a person who is an Approved Trustee or Beneficiary of a Qualifying Trust and/or serving as a director, officer or senior executive of the Company: (i) conviction of a crime involving an act of dishonesty, fraud or moral turpitude; (ii) habitual drug and/or alcohol abuse which interferes with the performance of duties owed to the Company, (iii) illegal, immoral or unethical conduct by such person that is either substantial or continuing or that could reasonably be expected to adversely affect the business and affairs of the Company, its representation, or any of its investments, (iv) a breach of fiduciary duty owed to the Stockholders which continues without remedy for a period of thirty (30) days after receipt of written notice thereof; (v) improper personal benefits received by a such person arising from or relating to his or her relationship to the Company; (vi) a material breach by such person of any provision of this Agreement after the Company has given such person written notice of the breach and, if curable, such person has not cured the breach within ten (10) days of that notice; or (vii) said person neglecting or disregarding his or her duties and obligations to the Company to the material detriment of the Company, which neglect or disregard continues for ten (10) days following written notice from the Company;

(e) Any material tax election;

(f) Any confession of a judgment against the Company, or any initiation of any material litigation by the Company;

(g) Any decision relating to the voting of the Company’s shares of any portfolio company or the representation of the Company on the portfolio company’s board of directors;

(h) Approval of a distribution authorized under Section 2.2.3 above;

(i) The hiring of senior executive officers and/or the termination of senior executive officers;

(j) Any amendment of the current Bylaws and/or this Agreement;

(k) Any repurchase of Shares by the Company;

(l) Any incurrence of any cumulative indebtedness of $250,000 or more (other than indebtedness set forth in an Approved Budget and Operating Plan);

(m) Any sale or other disposition of greater than ten percent (10%) of the Company’s interests in Arcadia Biosciences, Inc.;

(n) Any sale of all or substantially all of the Company’s assets;

(o) Any merger, conversion or consolidation of the Company with or into any other entity (including the conversion transaction described in Article V);

(p) The dissolution of the Company; and/or

(q) Any taking or permitting of an affirmative act of bankruptcy affecting the Company.

3.3.3 Other Matters Reserved for Board. Unless otherwise required by law, the Board of Directors shall have the power and authority to approve all decisions which are not subject to Stockholder approval under the foregoing Sections 3.3.1 and 3.3.2.

ARTICLE IV

CONVERSION INTO A NONPROFIT OR HYBRID CORPORATION

4.1 Conversion. At such time as each Stockholder’s Purchase Note in favor of Founder shall have been paid in full or otherwise discharged, there will no longer be a continuing need for the Company to maintain for-profit status. The Stockholders acknowledge and agree that the Purpose of the Company may thereafter be best served by operating through a taxable non-profit corporation or other hybrid entity which is unable to approve dividends and/or distributions but which, instead, will invest and reinvest corporate earnings consistently with the Purpose.

4.2 Choice of Entity. The Stockholders acknowledge and agree that the number of different entity types that may be suitable for the Company after repayment of the Purchase Notes has increased in recent years. Legislation for several of these new forms of entities, including so-called “hybrid,” “benefit,” and/or “special purpose” corporations, has been recently enacted as of the date hereof and thus these new forms of entities have not been tested in practice. Accordingly, the Stockholders agree that they shall review in good faith the available entity choices following repayment of the Purchase Notes, with advice from the Company’s outside attorneys and accountants, in order to make an informed decision. Approval of the conversion transaction discussed in this Article V shall be subject to Supermajority Approval.

4.3 Continuing Compensation of Trustees. Following a conversion under this Article IV, the persons serving as Approved Trustees shall be entitled to overall compensation from the new entity equal to the amounts set forth in Section 2.2.2, as adjusted from time to time.

ARTICLE V

STOCKHOLDER INFORMATION RIGHTS

5.1 Information Rights. The Company shall deliver to each Stockholder the following:

5.1.1 Annual Statements. As soon as reasonably practicable, but in any event within one hundred and eighty (180) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, reviewed by an independent public accounting firm selected by the Company and approved by the Board of Directors;

5.1.2 Quarterly Statements. As soon as reasonably practicable, but in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited profit or loss statement, a statement of cash flows for such quarter, an unaudited balance sheet as of the end of such quarter and a statement of stockholder’s equity; and

5.1.3 Annual Budget and Operating Plan. As soon as practicable, but in any event prior to the end of each fiscal year, a comprehensive annual budget and operating plan forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the next fiscal year (“Annual Budget and Operating Plan”). The Annual Budget and Operating Plan shall be subject to Supermajority Approval by the Stockholders.

ARTICLE VI

MISCELLANEOUS

6.1 Tax Matters Stockholder/Power of Attorney. A person designated by Supermajority Approval shall be designated the agent to represent the Stockholders in all tax matters with the IRS and the various state taxing authorities (the “Tax Matters Stockholder”). Each Stockholder, by the execution of this Agreement, (i) grants the Tax Matters Stockholder the right to take all actions and make all elections on behalf of the Stockholders with respect to the tax matters of the Company and the tax matters of the Stockholders as they relate to the Company, including, without limitation, the elections described in Sections 1377(a)(2), 1362(e)(3) and 1368(e)(3) of the IRC; and (ii) further grants to the Tax Matters Stockholder a power of attorney, coupled with an interest, to execute and deliver all documents, elections, consents or other items necessary or appropriate in the reasonable judgment of the Tax Matters Stockholder to take such actions or make such elections.

6.2 Specific Performance. Each Stockholder agrees that the Shares cannot be readily purchased, sold or evaluated in the open market, that they have a unique and special value, and that the Stockholders would be irreparably damaged if the terms of this Agreement were not capable of being specifically enforced, and for this reason each Stockholder agrees that the terms and conditions under this Agreement will be specifically enforceable. Each Stockholder further agrees that any Transfer which does not strictly comply with the terms and conditions of this Agreement may be specifically restrained, and that any equitable relief provided in this Agreement will not in any way limit or deny any other remedy at law which a Stockholder or the Company might otherwise have.

6.3 Term and Termination. This Agreement will remain in force and effect for so long as the Company continues to exist; provided, however, that this Agreement will terminate without any action required by the Stockholders upon the first to occur of either of the following events: (i) the written agreement of all the Stockholders; or (ii) the unanimous approval of all Stockholders to dissolve the Company.

6.4 Spousal Consent. The spouse and/or a “domestic partner” (as defined under applicable state law) of the Approved Trustee/Beneficiary of each Stockholder shall execute and deliver an Acknowledgement, Consent and Agreement in the form attached hereto as Exhibit A.

6.5 Legends. All certificates evidencing Shares of the Company shall bear the following legends:

“THE RIGHTS, PREFERENCES AND PRIVILEGES OF THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE STOCKHOLDERS’ AGREEMENT, DATED AS OF NOVEMBER 30, 2008, WHICH RESTRICTS THE SALE, TRANSFER AND ASSIGNMENT OF THESE SHARES AND GRANTS TO THE COMPANY AND ITS STOCKHOLDERS CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THESE SHARES. ANY TRANSFER, SALE ASSIGNMENT OR OTHER ACTION WHICH IS NOT IN STRICT COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS’ AGREEMENT SHALL BE VOID. A COPY OF THE STOCKHOLDERS’ AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AND UPON WRITTEN REQUEST A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING THESE SECURITIES OR (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THIS CORPORATION) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

6.6 Further Assurances. Each Stockholder agrees to execute and deliver, promptly and as often as necessary or appropriate, such documents and instruments and perform such other acts as may from time to time be necessary or desirable to effectuate the purposes of this Agreement, including, without limitation, the execution of an appropriate warranty as to the status of title to the Shares.

6.7 Successors. This Agreement will be binding upon and inure to the benefit of the parties and their successors, heirs, legal representatives, assigns and transferees, subject to the restrictions contained herein.

6.8 Waiver. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement, nor will any waiver constitute a continuing waiver.

6.9 Governing Law. This Agreement and the rights of the parties will be governed by and construed in accordance with the laws of the State of Delaware. Any reference in this Agreement to any statute will be deemed to include any future amendments thereto and any similar provision of law which may hereafter replace or be substituted therefore.

6.10 Litigation Costs. In the event of any controversy, claim or action being filed between the parties respecting this Agreement, the prevailing party shall be entitled, in addition to all expenses, costs or damages, to reasonable attorneys’ fees, whether or not such controversy was litigated or prosecuted to judgment, including without limitation all such fees, costs and expenses incurred in connection with any proceedings under the United States Bankruptcy Code involving any party to this Agreement. Any attorneys’ fees and other costs and expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged in any such judgment which shall be deemed an “actual pecuniary loss” within the meaning of Bankruptcy Code Section 365(b)(1)(B).

6.11 Notices. Until notice of a new address is given in accordance with this Section, all notices or other communications called for or given pursuant to this Agreement must be in writing and may be (i) presented personally, (ii) sent by facsimile transmission, (iii) sent by private courier service, or (iv) sent by registered or certified mail, postage prepaid, to the Company or any Stockholder, at the Company’s address designated on the signature pages hereof or at the Stockholder’s address set forth on Schedule 1 attached hereto. Any such notice will be deemed to have been given: (a) if delivered by courier or presented personally, at the time of delivery in hand to any adult person at the address specified; (b) if sent by facsimile, it shall be deemed received at the opening of business on the next business day in the locality to which the same has been addressed; or (c) if sent by United States Mail, three (3) days after deposited in the United States Mail.

6.12 Severability. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to other persons or circumstances shall not be affected.

6.13 Construction. The headings used in this Agreement are included for purposes of convenience only and are not to be considered in construing the provisions hereof. As used in this Agreement, the masculine includes the feminine, and the singular includes the plural unless the context otherwise requires.

6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

6.15 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Company described herein, and supersedes all prior and contemporaneous agreements, representations and understandings with respect to the affairs of the Company. No supplement, modification or amendment of this Agreement will be effective unless it is in writing and signed by the party against whom it is sought to be enforced.

6.16 Directors and Officers Insurance. The Company shall purchase and maintain insurance on behalf of each person who is or was a director and/or officer of the Company against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such. Said coverage shall be in such amounts and with such carriers and include such other terms and conditions as are reasonable and appropriate for a similarly situated business enterprise. The coverage, carrier and other terms and conditions shall be approved from time to time by the Company’s Board of Directors.

6.17 Amendment. This Agreement may be amended only upon unanimous approval by the Stockholders. Following such approval, the Company and each Stockholder shall execute such documentation as is reasonably necessary or appropriate to effectuate the amendment.

6.18 Dispute Resolution.

6.18.1 Mediation. Each Stockholder agrees, upon the request of the Company, to submit any dispute (i) between or among the Stockholders or (ii) between or among the Stockholders and the Company (“Dispute”) to a mediator and to negotiate in good faith to reach an agreement with respect to such Dispute. The mediation proceedings will be conducted by a retired judge in Phoenix, Arizona, under the auspices of and governed by the rules of JAMS/Endispute. In the event a Dispute is submitted to mediation, neither party will proceed with arbitration until the completion of mediation proceedings. The fees and expenses of the mediator will be paid by the Company.

6.18.2 Arbitration. Any Dispute which is not settled by mediation will be settled exclusively by arbitration in Phoenix, Arizona, under the auspices of and governed by the rules of JAMS/Endispute (the “Rules”) and this Agreement.

6.18.3 Notice of Arbitration. In the event of such a Dispute, either the Company or any Stockholder may invoke the arbitration provisions of this Section 5.19 by giving notice thereof (“Notice of Arbitration”) to the other party. The Notice of Arbitration will be dated and will specify the issues or claims which are to be submitted to arbitration.

6.18.4 Arbitrator. The arbitrator will be a retired judge, acceptable to the Company and the Stockholder, with JAMS/Endispute. If the Company and such Stockholder fail to agree on the arbitrator within 60 days of the effective date of the Notice of Arbitration, the arbitrator will be appointed in accordance with the Rules upon application of either party.

6.18.5 Pre-Arbitration Procedure. At least 14 days prior to the commencement of the arbitration hearing, the Company and such Stockholder will exchange lists of witnesses each intends to call at the hearing and lists of documents each intends to introduce into evidence at the hearing. Upon request, the Company will supply to such Stockholder copies of any corporate documents, including any internal corporate memoranda, which are relevant to the dispute or controversy. All such copies will be kept confidential by such Stockholder, will be used solely for preparation of the arbitration case, and will be returned to the Company at the close of the hearing.

6.18.6 Arbitrator’s Decision. The arbitrator will render a decision in writing and will submit to the parties with the decision a written opinion which will include findings of fact and conclusions of law.

6.18.7 Finality. The decision of the arbitrator will be final, conclusive and binding on the parties in the Dispute as to all issues or claims which were or could have been raised in the arbitration proceedings, to the full extent permitted by law. Judgment upon the arbitrator’s decision may be entered in a court pursuant to the provisions of applicable Arizona law and/or or the similar provisions of the laws of any state of the United States or America. In any case in which a Stockholder alleges, in addition to other claims, a violation of the securities laws of the United States of America or of any state thereof, and, notwithstanding the other provisions of this Section 7.18.7, the law permits the institution or maintenance of a judicial proceeding by the Stockholder with respect to any such alleged violation, nevertheless the decision of the arbitrator will be a condition precedent to such institution or maintenance and the decision and opinion of the arbitrator may be presented in any court on the merits of any such allegation.

6.18.8 The arbitrator’s fees and expenses will be paid by the Company.

6.18.9 The party prevailing in the arbitration will be entitled to recover reasonable attorney’s fees and expenses from the other party.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date and year first written above.

COMPANY:		MORAL COMPASS CORPORATION,
a Delaware corporation

	By:	/s/ Darby Shupp
Name: Darby Shupp
Title: Treasurer

STOCKHOLDER:		JOHN G. SPERLING 2012 IRREVOCABLE TRUST NO. 1

/s/ Peter Sperling
Peter Sperling, Trustee

/s/ Terri Bishop
Terri Bishop, Trustee

/s/ Darby Shupp
Darby Shupp, Trustee

STOCKHOLDER:		JOHN G. SPERLING 2012 IRREVOCABLE TRUST NO. 2

/s/ Peter Sperling
Peter Sperling, Trustee

/s/ Terri Bishop
Terri Bishop, Trustee

/s/ Darby Shupp
Darby Shupp, Trustee

STOCKHOLDER:		JOHN G. SPERLING 2012 IRREVOCABLE TRUST NO. 3

/s/ Peter Sperling
Peter Sperling, Trustee

/s/ Terri Bishop
Terri Bishop, Trustee

/s/ Darby Shupp
Darby Shupp, Trustee

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